Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

We consent to the incorporation by reference in Registration Statement No. 333-141109 on Form S-8 of Veolia Environnement of our reports dated April 18, 2011, relating to the consolidated statements of financial position of Veolia Environnement and subsidiaries as of December 31, 2010, 2009 and 2008, and the related consolidated income statements, consolidated statements of comprehensive income, consolidated cash-flows statements and consolidated statements of changes in equity for each of the years in the three-year period ended December 31, 2010 and the effectiveness of internal control over financial reporting as of December 31, 2010, appearing in this Annual Report on Form 20-F of Veolia Environnement and subsidiaries for the year ended December 31, 2010.

Paris La Défense and Neuilly-sur-Seine, April 18, 2011.

KPMG AUDIT A division of KPMG SA		ERNST & YOUNG et Autres

Jay Nirsimloo	Baudouin Griton	Pierre Hurstel	Nicolas Pfeuty